                                                                   Exhibit 99.2

COGNOS INCORPORATED

REPORT OF MANAGEMENT

The Corporation's management is responsible for preparing the accompanying consolidated financial statements in conformity with Canadian generally accepted accounting principles. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Financial data included throughout this Annual Report is prepared on a basis consistent with that of the financial statements.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance, at a reasonable cost, that assets are safeguarded and that transactions are executed and recorded in accordance with the Corporation's policies for doing business. This system is supported by written policies and procedures for key business activities; the hiring of qualified, competent staff; and by a continuous planning and monitoring program.

Ernst & Young LLP, the independent auditors appointed by the stockholders, have been engaged to conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards, and have expressed their opinion on these statements. During the course of their audit, Ernst & Young LLP reviewed the Corporation's system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee; all members are outside Directors. The Committee meets four times annually to review audited and unaudited financial information prior to its public release. The Committee also considers, for review by the Board of Directors and approval by the stockholders, the engagement or reappointment of the external auditors. Ernst & Young LLP has full and free access to the Audit Committee.

Management acknowledges its responsibility to provide financial information that is representative of the Corporation's operations, is consistent and reliable, and is relevant for the informed evaluation of the Corporation's activities.

/s/ James M. Tory    /s/ Ron Zambonini             /s/ Tom Manley
James M. Tory        Ron Zambonini                 Tom Manley
Chairman             President and                 Senior Vice President,
                     Chief Executive Officer       Finance & Administration, and
                                                   Chief Financial Officer

March 28, 2002 (except note 14, as to
which the date is May 24, 2002)

AUDITORS' REPORT

To the Board of Directors and Stockholders of Cognos Incorporated:

We have audited the consolidated balance sheets of Cognos Incorporated as at February 28, 2002 and February 28, 2001 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended February 28, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at February 28, 2002 and February 28, 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended February 28, 2002, in accordance with Canadian generally accepted accounting principles.

On March 28, 2002 (except note 14, as to which the date is May 24, 2002), we reported separately to the Board of Directors and Stockholders of Cognos Incorporated on financial statements for the same periods, prepared in accordance with United States generally accepted accounting principles.

                                       /s/ Ernst & Young LLP

Ottawa, Canada                         Ernst & Young LLP
March 28, 2002 (except                 Chartered Accountants
note 14, as to which the
date is May 24, 2002)

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                    (US$000s except share amounts, CDN GAAP)

                                                       Years Ended the Last Day
                                                             of February
                                                      ----------------------------
                                                 Note   2002      2001      2000
                                                 ---- --------  --------  --------
Revenue
 Product license............................          $228,255  $262,766  $203,299
 Product support............................           175,636   147,589   118,061
 Services...................................            87,411    85,297    64,280
                                                      --------  --------  --------
Total revenue...............................           491,302   495,652   385,640
                                                      --------  --------  --------
Operating expenses
 Cost of product license....................             3,609     7,315     5,235
 Cost of product support....................            16,576    17,820    13,758
 Selling, general, and administrative.......           350,892   327,632   244,827
 Research and development...................            74,614    67,264    53,548
 Investment tax credits.....................            (4,784)   (6,690)   (6,207)
 Special charges............................   7, 14    33,440        --        --
                                                      --------  --------  --------
Total operating expenses....................           474,347   413,341   311,161
                                                      --------  --------  --------
Operating income............................            16,955    82,311    74,479
Interest expense............................              (540)     (786)     (718)
Interest income.............................             8,922    12,386     7,454
                                                      --------  --------  --------
Income before taxes.........................            25,337    93,911    81,215
Income tax provision........................   9        10,738    31,175    26,673
                                                      --------  --------  --------
Net income..................................          $ 14,599  $ 62,736  $ 54,542
Retained earnings at beginning of the
 period.....................................           175,946   126,316    95,329
Repurchase of shares........................           (26,401)  (13,106)  (23,555)
                                                      --------  --------  --------
Retained earnings at end of the period......          $164,144  $175,946  $126,316
                                                      ========  ========  ========
Net income per share                           10
 Basic......................................          $   0.17  $   0.72  $   0.63
                                                      ========  ========  ========
 Diluted....................................          $   0.16  $   0.68  $   0.62
                                                      ========  ========  ========
Weighted average number of shares (000s)      10
 Basic......................................            87,807    87,324    85,972
                                                      ========  ========  ========
 Diluted....................................            90,461    91,973    88,100
                                                      ========  ========  ========

                            (See accompanying notes)

                          CONSOLIDATED BALANCE SHEETS

                              (US$000s, CDN GAAP)

                                                       February 28, February 28,
                                                Note       2002         2001
                                              -------- ------------ ------------
Assets
Current assets
 Cash and cash equivalents...................        8   $192,900     $115,293
 Short-term investments......................        8    121,629      119,265
 Accounts receivable.........................        2    114,059      146,867
 Inventories.................................                 537          730
 Prepaid expenses............................               6,765        8,648
 Deferred tax assets.........................               6,404           --
                                                         --------     --------
                                                          442,294      390,803
Fixed assets.................................        3     59,008       74,208
Other assets.................................        4     29,433       46,780
                                                         --------     --------
                                                         $530,735     $511,791
                                                         ========     ========
Liabilities
Current liabilities
 Accounts payable............................            $ 26,387     $ 28,256
 Accrued charges.............................    7, 14     34,210       21,830
 Salaries, commissions, and related items....        7     37,453       28,822
 Income taxes payable........................        9      6,167       17,548
 Deferred revenue............................             110,504       96,674
                                                         --------     --------
                                                          214,721      193,130
Long-term liabilities........................    5, 14      9,131        1,539
Deferred income taxes........................        9      6,328       16,402
                                                         --------     --------
                                                          230,180      211,071
                                                         --------     --------
Commitments and Contingencies................ 5, 6, 14
Stockholders' Equity
Capital stock
 Common shares
  (2002 -- 87,997,220; 2001 -- 87,885,161)          10    151,637      134,791
Retained earnings............................             164,144      175,946
Accumulated other comprehensive income.......             (15,226)     (10,017)
                                                         --------     --------
                                                          300,555      300,720
                                                         --------     --------
                                                         $530,735     $511,791
                                                         ========     ========

                            (See accompanying notes)

On behalf of the Board:

/s/ Douglas C. Cameron                  /s/ James M. Tory

Douglas C. Cameron, Director            James M. Tory, Chairman

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (US$000s except share amounts, CDN GAAP)

                                                          Accumulated
                              Common Stock                   Other
                             ----------------  Retained  Comprehensive
                             Shares   Amount   Earnings     Income      Total
                             ------  --------  --------  ------------- --------
                             (000s)
Balances, February 28,
 1999......................  86,362  $ 88,579  $ 95,329    $ (8,712)   $175,196
Issuance of stock
 Stock option plans........   1,973    15,420                            15,420
 Stock purchase plans......     120     1,095                             1,095
 Amortization of deferred
  stock-based compensation.               693                               693
Repurchase of shares.......  (2,286)   (2,458)  (23,555)                (26,013)
Income tax effect related
 to stock options..........               894                               894
                             ------  --------  --------    --------    --------
                             86,169   104,223    71,774      (8,712)    167,285
                             ------  --------  --------    --------    --------
Net income.................                      54,542                  54,542
Other comprehensive income
 Foreign currency
  translation adjustments..                                   2,479       2,479
                                               --------    --------    --------
Comprehensive income.......                      54,542       2,479      57,021
                             ------  --------  --------    --------    --------
Balances, February 29,
 2000......................  86,169  $104,223  $126,316    $ (6,233)   $224,306
                             ------  --------  --------    --------    --------
Issuance of stock
 Stock option plans........   1,816    18,574                            18,574
 Stock purchase plans......      73     2,018                             2,018
 Business acquisitions.....     253     9,070                             9,070
 Deferred stock-based
  compensation.............     (65)   (2,656)                           (2,656)
 Amortization of deferred
  stock-based compensation.     219     1,233                             1,233
Repurchase of shares.......    (580)     (881)  (13,106)                (13,987)
Income tax effect related
 to stock options..........             3,210                             3,210
                             ------  --------  --------    --------    --------
                             87,885   134,791   113,210      (6,233)    241,768
                             ------  --------  --------    --------    --------
Net income.................                      62,736                  62,736
Other comprehensive income
 Foreign currency
  translation adjustments..                                  (3,784)     (3,784)
                                               --------    --------    --------
Comprehensive income.......                      62,736      (3,784)     58,952
                             ------  --------  --------    --------    --------
Balances, February 28,
 2001......................  87,885  $134,791  $175,946    $(10,017)   $300,720
                             ------  --------  --------    --------    --------
Issuance of stock
 Stock option plans........   1,279    12,742                            12,742
 Stock purchase plans......     157     2,337                             2,337
 Amortization of deferred
  stock-based compensation.     292     3,341                             3,341
Repurchase of shares.......  (1,616)   (2,638)  (26,401)                (29,039)
Income tax effect related
 to stock options..........             1,064                             1,064
                             ------  --------  --------    --------    --------
                             87,997   151,637   149,545    $(10,017)    291,165
                             ------  --------  --------    --------    --------
Net income                                       14,599                  14,599
Other comprehensive income.
 Foreign currency
  translation adjustments..                                  (5,209)     (5,209)
                                               --------    --------    --------
Comprehensive income.......                      14,599      (5,209)      9,390
                             ------  --------  --------    --------    --------
Balances, February 28,
 2002......................  87,997  $151,637  $164,144    $(15,226)   $300,555
                             ======  ========  ========    ========    ========

                            (See accompanying notes)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (US$000s, CDN GAAP)

                                                   Years Ended the Last Day
                                                         of February
                                                  ----------------------------
                                                    2002      2001      2000
                                                  --------  --------  --------
Cash provided by (used in) operating activities
 Net income...................................... $ 14,599  $ 62,736  $ 54,542
 Non-cash items
  Depreciation and amortization..................   38,646    30,754    24,228
  Amortization of deferred stock-based
   compensation..................................    3,341     1,233       693
  Amortization of other deferred compensation....    4,767     1,809     1,351
  Deferred income taxes..........................  (15,917)   (6,426)    4,756
  Loss on disposal of fixed assets...............    1,114       561       148
                                                  --------  --------  --------
                                                    46,550    90,667    85,718
Change in non-cash working capital
  Decrease (increase) in accounts receivable.....   29,605   (39,824)  (32,818)
  Decrease in inventories........................      165        37        31
  Decrease (increase) in prepaid expenses........    1,546      (731)   (1,422)
  Increase (decrease) in accounts payable........   (1,052)    4,320     3,930
  Increase in accrued charges....................   13,204     3,145     1,004
  Increase in salaries, commissions, and related
   items.........................................    9,408     5,630     4,394
  Increase (decrease) in income taxes payable....  (11,218)   14,262    (3,993)
  Increase in deferred revenue...................   15,481    21,467    26,374
                                                  --------  --------  --------
                                                   103,689    98,973    83,218
                                                  --------  --------  --------
Cash provided by (used in) investing activities
 Maturity of short-term investments..............  235,743   138,803   138,796
 Purchase of short-term investments.............. (240,974) (195,386) (146,238)
 Additions to fixed assets.......................  (12,588)  (51,963)  (28,096)
 Acquisition costs...............................   (2,193)  (11,377)   (2,146)
 Proceeds from the sale of fixed assets..........       --       759        24
                                                  --------  --------  --------
                                                  (20,012)  (119,164)  (37,660)
                                                  --------  --------  --------
Cash provided by (used in) financing activities
 Issue of common shares..........................   16,143    23,802    17,409
 Repurchase of shares............................  (29,039)  (13,987)  (26,013)
 Increase in (repayment of) long-term debt
  and long-term liabilities......................    7,798    (5,293)     (467)
                                                  --------  --------  --------
                                                    (5,098)    4,522    (9,071)
                                                  --------  --------  --------
Effect of exchange rate changes on cash..........     (972)   (1,473)    2,331
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................   77,607   (17,142)   38,818
Cash and cash equivalents, beginning of period...  115,293   132,435    93,617
                                                  --------  --------  --------
Cash and cash equivalents, end of period.........  192,900   115,293   132,435
Short-term investments, end of period............  121,629   119,265    64,284
                                                  --------  --------  --------
Cash, cash equivalents, and short-term
 investments, end of period...................... $314,529  $234,558  $196,719
                                                  ========  ========  ========

                            (See accompanying notes)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.Summary of Significant Accounting Policies

Nature of Operations

Cognos Incorporated (the "Corporation") is a global provider of business intelligence software solutions. The Corporation develops, markets, and supports an integrated business intelligence solution that allows customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives. The Corporation markets and supports these solutions both directly and through resellers worldwide.

Basis of Presentation

These consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with Canadian generally accepted accounting principles (GAAP), applied on a consistent basis.

Consolidated financial statements prepared in accordance with United States GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

Basis of Consolidation

These consolidated financial statements include the accounts of the Corporation and its subsidiaries. All subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the results for the periods presented. Actual results could differ from these estimates.

Comprehensive Income

Comprehensive Income includes net income and other comprehensive income (OCI). OCI refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders' Equity and excluded from net income. The only comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency net of derivative gains or losses.

Foreign Currency Translation

The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with The Canadian Institute of Chartered Accountants (CICA) Handbook, Section 1650, Foreign Currency Translation. The financial statements of the foreign subsidiaries are measured using local currency as the functional currency. All balance sheet amounts have been translated using the exchange rates in effect at the applicable year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. The gains and losses resulting from the changes in exchange rates from year to year have been reported as a separate component of Stockholders' Equity. Currency transaction gains and losses are immaterial for all periods presented.

Revenue

The Corporation recognizes revenue in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation's product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

For contracts with multiple obligations (e.g., deliverable and undeliverable products, support obligations, education, consulting, and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

Cash, Cash Equivalents, and Short-Term Investments

Cash includes cash equivalents, which are investments that are generally held to maturity and have terms to maturity of three months or less at the time of acquisition. Cash equivalents typically consist of commercial paper, term deposits, banker's acceptances and bearer deposit notes issued by major North American banks, and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

Short-term investments are investments that are generally held to maturity and have terms greater than three months at the time of acquisition. Short-term investments typically consist of commercial paper and corporate bonds. Short-term investments are carried at cost, which approximates their fair value.

Derivative Financial Instruments

All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net income/loss. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in net income/loss when the hedged item affects net income/loss. If the derivative is designated a hedge of net investment in foreign operations, the changes in fair value are reported in OCI as part of the cumulative translation adjustment to the extent that it is effective.

Inventories

Inventories are comprised principally of finished goods and are stated at the lower of cost, on an average cost basis, and net realizable value.

Fixed Assets

Fixed assets are recorded at cost. Computer equipment and software, and the building, are depreciated using the straight line method. Office furniture is depreciated using the diminishing balance method. Building improvements are amortized using the straight line method over the life of the improvement. Leasehold improvements are amortized using the straight line method over either the life of the improvement or the term of the lease, whichever is shorter. Fixed assets are tested for impairment when evidence of a decline in value exists and are adjusted to estimated fair value if the asset is impaired.

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Corporation are accounted for as capital leases, as though the asset had been purchased and a liability incurred. All other leases are accounted for as operating leases.

Other Assets

This category includes acquired technology, goodwill, and other deferred compensation associated with various acquisitions, and deferred software development costs.

Acquired technology is initially recorded at fair value based on the present value of the estimated net future income-producing capabilities of software products acquired on acquisitions. Acquired technology is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired technology at each reporting date, and adjusts to estimated fair value if the value of the asset is impaired.

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and intangible net assets acquired. Goodwill resulting from acquisitions prior to June 30, 2001 is amortized over five years on a straight line basis. Goodwill resulting from acquisitions subsequent to June 30, 2001 is not amortized in accordance with the transitional provisions of the Canadian Institute of Chartered Accountants Handbook section 3062 (see Note 13). The Corporation evaluates the expected future net cash flows of the acquired businesses at each reporting date, and adjusts goodwill for any impairment.

Other deferred compensation includes cash consideration associated with acquisitions made by the Corporation. Other deferred compensation is recorded when its future payment is determinable and is payable contingent upon the continued tenure of the principals of the acquired companies who have become employees of the Corporation. Under generally accepted accounting principles these amounts are accounted for as compensation rather than as a component of purchase price.

Development costs incurred internally in creating computer software to be sold, licensed, or otherwise marketed, are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Research costs are expensed as incurred. For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product's current gross revenues bear to the total of current and anticipated future gross revenues for that product, or (ii) the straight line method over the remaining economic life of the product. Such amortization is recorded over a period not exceeding three years. The Corporation reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date. The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed or otherwise marketed, and recognized no amortization expense in each of fiscal 2002, 2001, and 2000.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the tax rates and laws that are expected to be in effect when the differences reverse.

2.Accounts Receivable

Accounts receivable include an allowance for doubtful accounts of $8,808,000 and $11,521,000 as of February 28, 2002 and February 28, 2001, respectively.

3.Fixed Assets

                                 2002                  2001
                         --------------------- ---------------------
                                  Accumulated           Accumulated
                                  Depreciation          Depreciation Depreciation/
                                      and                   and      Amortization
                           Cost   Amortization  Cost    Amortization     Rate
                         -------- ------------ -------  ------------ -------------
                                ($000s)              ($000s)
Computer equipment and
 software............... $ 62,500   $48,496    $72,100    $47,991             33%
Office furniture........   27,819    15,077     27,779     12,538             20%
Building and                                                              Life of
 Leasehold improvements.   18,945     7,213     18,182      5,350    Improvement/
                                                                       Lease Term
Land....................      740        --        775         --              --
Building................   21,897     2,107     22,754      1,503            2.5%
                         --------   -------    -------    -------
                          131,901   $72,893    141,590    $67,382
                                    =======               =======
                         (72,893)              (67,382)
                         --------              -------
Net book value.......... $ 59,008              $74,208
                         ========              =======

Depreciation and amortization of fixed assets was $23,874,000, $18,475,000, and $13,898,000 in each of fiscal 2002, 2001, and 2000, respectively.

4.Other assets

Other assets as at February 28, 2002, and February 28, 2001, include acquired technology, goodwill, and other deferred compensation, and are disclosed net of amortization.

The Corporation recorded $2,193,000 of goodwill in fiscal 2002, $23,421,000 of acquired technology, goodwill, workforce, and other deferred compensation in fiscal 2001, and $2,352,000 of goodwill and other deferred compensation in fiscal 2000. Amortization of other assets was $19,540,000, $14,088,000, and $11,681,000 in each of fiscal 2002, 2001, and 2000, respectively (see Note 5).

The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed in each of fiscal 2002, 2001, and 2000, and did not record any amortization.

5.Acquisitions

Fiscal 2002 Acquisition

On February 28, 2002, the Corporation exercised its option to purchase 50% of the voting shares representing all of the outstanding voting interest in the Corporation's subsidiary in Japan, Teijin Cognos Incorporated (TCI). The Corporation felt that TCI could more gainfully serve the Japanese market as a wholly owned subsidiary. The Corporation has always consolidated the results of TCI as it has had effective control over TCI. The former shareholders of TCI received approximately $2,193,000 in cash upon completion of the purchase. The Corporation will also pay Teijin Limited its accumulated minority interest in TCI of approximately $1,462,000 due March 30, 2002. The Corporation has also agreed to pay additional consideration at each period end for the next 8 quarters, based on the net revenue of TCI. This additional purchase price has not been recorded as it cannot be reasonably estimated. The purchase of TCI did not involve the purchase of any in-process research and development. The acquisition was accounted for using the purchase method. The results of operations of TCI are already consolidated and thus pro forma information has not been provided.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

                                                                   Teijin Cognos
                                                                   Incorporated
                                                                   -------------
Assets acquired...................................................    $3,712
Liabilities assumed...............................................    (2,250)
                                                                      ------
Net assets acquired...............................................     1,462
Goodwill..........................................................     2,193
                                                                      ------
Purchase price....................................................    $3,655
                                                                      ======
Purchase price consideration
 Cash.............................................................     2,193
 Deferred payment.................................................     1,462
                                                                      ------
                                                                      $3,655
                                                                      ======

Goodwill recorded as a result of this transaction will not be amortized in accordance with CICA Handbook section 3062 but will be tested for impairment as of March 1, 2002.

Fiscal 2001 Acquisitions

On June 1, 2000, the Corporation acquired Powerteam OY, the Corporation's distributor in Finland. The agreement stipulated that the shareholders of Powerteam OY would receive approximately $2,258,000 in cash in the two years subsequent to the date of acquisition and could also receive cash payments not to exceed $500,000 over the three years subsequent to the date of acquisition. The Corporation has conditioned a portion of the consideration on the continued tenure of certain employees. Under generally accepted accounting principles these amounts are accounted for as compensation rather than as a component of purchase price.

On September 21, 2000, the Corporation acquired NoticeCast Software Ltd., based in Twickenham, United Kingdom. NoticeCast's Enterprise Event Management Software monitors business processes and delivers timely business intelligence notifications to business users across the enterprise via e-mail on their personal computer, hand-held or wireless device. The agreement stipulated that the shareholders of NoticeCast Software Ltd. would receive approximately $9,000,000 in cash on closing and would receive 148,468 shares of the Corporation's common stock valued at approximately $4,820,000. The shares are being held in escrow by the Corporation and will be released on the second anniversary of the closing of the transaction.

On November 1, 2000, the Corporation completed the acquisition of Johnson & Michaels, Inc. (JAMI), a leading provider of business intelligence consulting services. The agreement stipulated that the shareholders of JAMI would receive total cash consideration of approximately $3,915,000 over three years and 104,230 shares of the Corporation's common stock valued at $4,250,000 over the same period. Approximately $1,406,000 was paid and 39,085 shares were issued on closing; the remaining shares, all of which were issued, were held in escrow by the Corporation and were scheduled to be released on the first (33%), second (33%), and third (34%) anniversaries of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $2,656,000, are accounted for as an offset to capital stock.

The scheduled aggregate annual payments for the long-term liabilities related to these acquisitions are $921,000 and $1,539,000 in fiscal 2002 and 2003, respectively. Amounts due within twelve months are included in accrued charges.

The acquisitions have been accounted for using the purchase method. The results of operations of all three acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of the acquired companies have been combined with those of the Corporation from the date of the acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: (000s)

                                 Powerteam  NoticeCast     Johnson &
                                    OY     Software Inc. Michaels Inc.  Total
                                 --------- ------------- ------------- -------
Assets acquired
 Acquired technology............  $   --      $ 5,000       $   --     $ 5,000
 Other assets...................   3,906          450          814       5,170
                                  ------      -------       ------     -------
                                   3,906        5,450          814      10,170
Liabilities assumed.............  (2,502)      (1,580)        (922)     (5,004)
Deferred tax credits............      --       (2,000)          --      (2,000)
                                  ------      -------       ------     -------
Net assets acquired.............   1,404        1,870         (108)      3,166
Goodwill........................     854       11,950        3,545      16,349
                                  ------      -------       ------     -------
Purchase price..................  $2,258      $13,820       $3,437     $19,515
                                  ======      =======       ======     =======
Purchase price consideration
 Cash...........................  $  971      $ 9,000       $1,406     $11,377
 Deferred payment...............   1,287           --          437       1,724
 Shares.........................      --        4,820        1,594       6,414
                                  ------      -------       ------     -------
                                  $2,258      $13,820       $3,437     $19,515
                                  ======      =======       ======     =======
Other consideration
 Deferred cash..................      --           --        2,072       2,072
 Deferred shares................      --           --        2,656       2,656
                                  ------      -------       ------     -------
Total consideration.............  $2,258      $13,820       $8,165     $24,243
                                  ======      =======       ======     =======

Fiscal 2000 Acquisitions

On May 28, 1999, the Corporation completed the acquisition of Information Tools AG, the Corporation's distributor in Switzerland. The agreement stipulated that the shareholders of Information Tools AG were to receive total consideration of approximately $657,000 of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) was payable equally on the first and second anniversaries of the closing of the transaction. An amount not to exceed $500,000 could also be paid in contingent consideration. Of that amount, approximately $235,000 was paid in fiscal 2003 based on fiscal 2002 results, approximately $60,000 was paid in fiscal 2002 relating to fiscal 2001 results, and approximately $120,000 was paid in fiscal 2001 relating to fiscal 2000 results. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

On July 15, 1999, the Corporation completed the purchase of the entire outstanding minority interest in the Corporation's subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisition were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

                                                              Cognos Far
                                                  Information  East Pte
                                                   Tools AG    Limited   Total
                                                  ----------- ---------- ------
Assets acquired..................................   $  683      $   --   $  683
Liabilities assumed..............................     (570)         --     (570)
                                                    ------      ------   ------
Net assets acquired..............................      113          --      113
Goodwill.........................................      544       1,688    2,232
                                                    ------      ------   ------
Purchase price...................................   $  657      $1,688   $2,345
                                                    ======      ======   ======
Purchase price consideration
 Cash............................................      458       1,688    2,146
 Deferred payment................................      199          --      199
                                                    ------      ------   ------
                                                     $ 657      $1,688   $2,345
                                                    ======      ======   ======
Other consideration
 Deferred cash...................................      415          --      415
                                                    ------      ------   ------
Total consideration..............................   $1,072      $1,688   $2,760
                                                    ======      ======   ======

6. Commitments

Certain of the Corporation's offices, computer equipment, and vehicles are leased under various terms. The annual aggregate lease expense in each of fiscal 2002, 2001, and 2000, was $15,959,000, $14,715,000, and $12,205,000,
respectively.

The aggregate amount of payments for these operating leases, in each of the next five fiscal years and thereafter, is approximately as follows: ($000s)

2003        $12,205
2004          8,231
2005          6,347
2006          4,372
2007          2,814
Thereafter    5,441

7. Business Restructuring Charges

In connection with a restructuring plan to align the Corporation's cost structure and operations to the prevailing economic environment, the Corporation recorded in the quarter ended May 31, 2001 a pre-tax business restructuring charge to earnings of $12,798,000. Business restructuring charges primarily relate to involuntary employee separations for approximately 300 employees, as well as asset write-downs, and accruals for net costs of abandoning leases and related write-downs of leasehold improvements. The remaining accrual is included on the balance sheet as accrued charges and salaries, commissions and related items.

The employee separations impact all functional groups and geographic regions of the Corporation. All employee separations were completed within the fiscal year and substantially all amounts have been paid.

The adjustment of $2,589,000 to the restructuring accrual includes reversals resulting from revisions to prior cost assumptions including: subleases of closed sales offices of $504,000, reversal of employee severance and related costs of $1,306,000, and outplacement costs of $430,000.

The following table displays the status of the restructuring reserve at February 28, 2002: ($000s)

                                                              Other
                                               Employee   Restructuring
                                              Separations     Costs      Total
                                              ----------- ------------- -------
Restructuring charges in Q1 fiscal 2002......   $9,660       $3,138     $12,798
Cash Payments................................   (7,203)      (1,040)     (8,243)
Asset write-downs............................       --       (1,557)     (1,557)
Adjustments to accrual.......................   (2,306)        (283)     (2,589)
                                                ------       ------     -------
Balance as at February 28, 2002..............   $  151       $  258     $   409
                                                ======       ======     =======

8. Financial Instruments

Foreign Exchange Forward Contracts

The Corporation's policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. The corporation currently utilizes forward contracts to manage foreign currency translation exposure of net investment in foreign operations. As a result, the exchange gains and losses recorded on translation of the subsidiaries financial statements are partially offset by gains and losses attributable to the applicable foreign exchange forward contract. Realized and unrealized gains and losses from these hedges are not included in income but are shown in the cumulative translation adjustment account included in OCI. During the years ended February 28, 2002, 2001, and February 29, 2000, the amount recorded to the cumulative translation adjustment with respect to the forward exchange contracts was a net gain of $973,000, $383,000, and a net loss of $123,000, respectively.

The Corporation has foreign exchange conversion facilities that allow it to hold foreign exchange contracts of Cdn $130,000,000 (US $81,012,000) outstanding at any one time. The Corporation enters into foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 28, 2002, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 28, 2002 to July 25, 2002, to exchange various foreign currencies in the amount of $18,733,000 (the estimated fair value was $19,124,000). As of February 28, 2001, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 29, 2001 to July 26, 2001, to exchange various foreign currencies in the amount of $15,173,000 (the estimated fair value was $15,353,000).

Concentration of Credit Risk

The investment of cash is regulated by the Corporation's investment policy, which is periodically reviewed and approved by the Audit Committee of the Board of Directors. The primary objective of the Corporation's investment policy is security of principal. The Corporation manages its investment credit risk through a combination of (i) a selection of securities with an acceptable credit rating; (ii) selection of term to maturity, which in no event exceeds one year in length; and (iii) diversification of debt issuers, both individually and by industry grouping.

Included in cash, cash equivalents, and short-term investments as of February 28, 2002 and February 28, 2001 were corporate debt amounts of $40,000,000 and $44,058,000, respectively. The corporate debt as of February 28, 2002 and February 28, 2001 was with one and three distinct issuers, respectively. These amounts were repaid, in full, at maturity in March of their respective years. All the Corporation's short-term investments as of February 28, 2002 and February 28, 2001 had maturity dates before the end of June of their respective years. The Corporation's cash, cash equivalents, and short-term investments are denominated predominantly in Canadian and U.S. dollars.

The Corporation has an unsecured credit facility, subject to annual renewal, that includes an operating line and foreign exchange conversion facilities. The operating line permits the Corporation to borrow funds or issue letters of credit or guarantee up to an aggregate of Cdn $15,000,000 (US $9,348,000), subject to certain covenants. As of February 28, 2002 and February 28, 2001, there were no direct borrowings under this operating line.

There is no concentration of credit risk related to the Corporation's position in trade accounts receivable. Credit risk, with respect to trade receivables, is minimized because of the Corporation's large customer base and its geographical dispersion (see Note 12).

Fair Value of Financial Instruments

For certain of the Corporation's financial instruments, including accounts receivable, accounts payable, and other accrued charges, the carrying amounts approximate the fair value due to their short maturities. Cash and cash equivalents, short-term investments, long-term debt, and long-term liabilities are carried at cost, which approximates their fair value. Foreign exchange forward contracts are recorded at their estimated fair value.

9. Income Taxes

Details of the income tax provision (recovery) are as follows: ($000s)

                                                       2002     2001     2000
                                                      -------  -------  -------
Current
 Canadian............................................ $16,274  $27,357  $16,880
 Foreign.............................................   9,392   12,707    9,943
                                                      -------  -------  -------
                                                       25,666   40,064   26,823
                                                      -------  -------  -------
Deferred
 Canadian............................................ (12,584)  (5,727)   1,765
 Foreign.............................................  (2,344)  (3,162)  (1,915)
                                                      -------  -------  -------
                                                      (14,928)  (8,889)    (150)
                                                      -------  -------  -------
Income tax provision................................. $10,738  $31,175  $26,673
                                                      =======  =======  =======

The reported income tax provision differs from the amount computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows: ($000s)

                                                      2002     2001     2000
                                                     -------  -------  -------
Expected Canadian tax rate..........................    41.0%    44.0%    44.0%
                                                     =======  =======  =======
Expected tax provision.............................. $10,388  $41,320  $35,735
Tax rate differences................................  (8,622) (14,603) (10,422)
Net change in valuation allowance and other income
 tax benefits earned................................    (544)     110   (2,680)
Non-deductible expenses and non-taxable income......   7,607    2,101    2,876
Withholding tax on foreign income...................   1,759    1,774    1,179
Other...............................................     150      473      (15)
                                                     -------  -------  -------
Reported income tax provision....................... $10,738  $31,175  $26,673
                                                     =======  =======  =======

Significant components of the Corporation's deferred tax assets and liabilities as of February 28, 2002 and February 28, 2001 are as follows:
($000s)

                                                                 2002    2001
                                                                ------  -------
Deferred tax assets
 Net operating tax loss carryforwards.......................... $3,257 $  3,822
 Investment tax credits........................................     --       --
 Deferred revenue..............................................  2,213    2,811
 Reserves......................................................  3,126    2,742
 Book and tax differences on assets............................  1,155      681
 Litigation settlement.........................................  6,404       --
 Other.........................................................    200      (14)
                                                                ------ --------
Total deferred tax assets...................................... 16,355   10,042
Valuation allowance for deferred tax assets.................... (2,357)  (3,022)
                                                                ------ --------
Net deferred tax assets........................................ 13,998    7,020
                                                                ------ --------
Deferred tax liabilities
 Book and tax differences on assets............................  6,758   14,737
 Reserves and allowances.......................................  5,342    4,760
 Investment tax credits........................................  1,822    3,925
                                                                ------ --------
Total deferred tax liabilities................................. 13,922   23,422
                                                                ------ --------
Net deferred income tax asset (liability)...................... $   76 $(16,402)
                                                                ====== ========

The net change in the total valuation allowance for the years ended February 28, 2002 and February 28, 2001 was a decrease of $665,000 and $1,438,000, respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income in certain legal entities. Although realization is not assured, management believes it is more likely than not that the net amount of the future tax asset will be realized. However, this estimate could change in the near term as future taxable income in these certain legal entities changes.

As of February 28, 2002, the Corporation had tax loss carryforwards of approximately $8,884,000 available to reduce future years' income for tax purposes. These losses expire as follows: ($000s)

2005-2011     $3,693
Indefinitely   5,191
              ------
              $8,884
              ======

Income before taxes attributable to all foreign operations was $24,990,000, $41,232,000, and $37,215,000, in each of fiscal 2002, 2001, and 2000, respectively.

The Corporation has provided for foreign withholding taxes on the portion of the undistributed earnings of foreign subsidiaries expected to be remitted.

Income taxes paid were $29,368,000, $13,537,000, and $18,658,000, in each of fiscal 2002, 2001, and 2000, respectively.

10. Stockholders' Equity

Capital Stock

The authorized capital of the Corporation consists of an unlimited number of common shares, without nominal or par value, and an unlimited number of preferred shares, issuable in series. No series of preferred shares has been created or issued.

On April 6, 2000, the Corporation's Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. Share and per-share amounts have been adjusted retroactively for this split.

Share Repurchase Programs

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2002 were part of two open market share repurchase programs. The program adopted in October 2000 expired on October 8, 2001. Under this program the Corporation repurchased 1,344,500 of its shares; all repurchased shares were cancelled. In October 2001, the Corporation adopted a new program that will enable it to purchase up to 4,400,943 common shares (not more than 5% of those issued and outstanding) between October 9, 2001 and October 8, 2002. This program does not commit the Corporation to make any share repurchases. Purchases will be made on The Nasdaq National Market or the Toronto Stock Exchange at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled.

The details of the share repurchases were as follows:

                                         2002           2001           2000
                                    -------------- -------------- --------------
                                    Shares  Cost   Shares  Cost   Shares  Cost
                                    ------ ------- ------ ------- ------ -------
                                    (000s) ($000s) (000s) ($000s) (000s) ($000s)
October 1998 program...............    --       --   --        -- 2,186   24,689
October 1999 program...............    --       --   50     2,041   100    1,324
October 2000 program...............   816   12,945  530    11,946    --       --
October 2001 program...............   800   16,094   --        --    --       --
                                    -----  -------  ---   ------- -----  -------
                                    1,616  $29,039  580   $13,987 2,286  $26,013
                                    =====  =======  ===   ======= =====  =======

The amount paid to acquire the shares over and above the average carrying value has been charged to retained earnings.

Stock Option Plans

As of February 28, 2002, the Corporation had stock options outstanding under two plans: 9,567,000 pertain to the 1997-2002 Stock Option Plan and 987,000 pertain to the 1993-1998 Stock Option Plan.

There were 14,000,000 shares of common stock originally reserved by the Board of Directors for issuance under the Corporation's 1997-2002 Stock Option Plan ("the Plan"), which was approved by the Corporation's shareholders in June 1997 and replaced the 1993-1998 Stock Option Plan. Options may be granted to directors, officers, employees, and consultants at such times and under such terms as established by the Plan. Options may be fully exercisable on the date of grant or may be exercisable in installments. Options will expire not later than 10 years from the date of grant or any shorter period as may be determined. All options are priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. Options were awarded to employees, executive officers and directors in each of April 1998, June 1999, 2000, and 2001. Substantially all options vest equally in April of the next four years after the date of grant and expire in April of the seventh year after the date of grant. There were 3,057,000 options available for grant under the Plan as of February 28, 2002.

Under the 1993-1998 Stock Option Plan, options were awarded to directors, officers, and employees. For the options outstanding as of February 28, 2002, the vesting dates have all passed and the expiry dates range from April 2003 to September 2005. In April 1996, options were awarded to certain key officers under an executive option award. These options vested equally in April 1999, April 2000, and April 2001, and expire in April 2003. All options were priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. The 1993-1998 Stock Option Plan expired on January 1, 1998.

Employee Stock Purchase Plan

This plan was approved by the Corporation's shareholders in July 1993 and was amended on May 19, 1999. The amended plan was approved by the Corporation's shareholders on June 22, 1999, and will terminate on November 30, 2002. Under the plan, 3,000,000 common shares were reserved for issuance. A participant in the Employee Stock Purchase Plan authorizes the Corporation to deduct an amount per pay period that cannot exceed five (5) percent of annual target salary divided by the number of pay periods per year. Deductions are accumulated during each of the Corporation's fiscal quarters ("Purchase Period") and on the first trading day following the end of any Purchase Period these deductions are applied toward the purchase of common shares. The purchase price per share is ninety (90) percent of the lesser of The Toronto Stock Exchange average closing price on (a) the first five trading days of the Purchase Period or (b) the last five trading days of the Purchase Period. All full-time and part-time permanent employees may participate in the plan.

Accounting for Stock Option and Stock Purchase Plans

Under Canadian GAAP, the benefits of the Corporation's stock option and purchase plans are not recognized as compensation expense. If the fair values of the options granted had been recognized as compensation expense on a straight line basis over the vesting period of the grant (consistent with the method prescribed by FASB Statement No. 123), stock-based compensation costs would have reduced net income by $25,467,000, $20,106,000, and $9,096,000, reduced basic net income per share by $0.29, $0.23, and $0.11, and reduced diluted net income per share by $0.28, $0.22, and $0.10 in fiscal 2002, 2001, and 2000, respectively.

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 2002, 2001, and 2000, respectively: risk-free interest rates of 4.2%, 6.1%, and 5.8%, expected life of the options of 2.9 years, 3.0 years, and 2.8 years, expected volatility of 68%, 54%, and 55%, and for all years, a dividend yield of zero.

Activity in the stock option plans for fiscal 2002, 2001, and 2000 was as follows:

                                   2002              2001              2000
                             ----------------- ----------------- -----------------
                                      Weighted          Weighted          Weighted
                                      Average           Average           Average
                                      Exercise          Exercise          Exercise
                             Options   Price   Options   Price   Options   Price
                             -------  -------- -------  -------- -------  --------
                             (000s)            (000s)            (000s)
Outstanding, beginning of
 year.......................  7,569    $17.81   7,270    $11.17   6,769    $ 9.72
 Granted....................  4,835     16.71   2,537     34.02   2,772     11.18
 Exercised.................. (1,279)     9.96  (1,816)    10.23  (1,973)     7.81
 Cancelled..................   (571)    20.33    (422)    18.21    (298)    11.73
                             ------            ------            ------
Outstanding, end of year.... 10,554     17.35   7,569     17.81   7,270     11.17
                             ======            ======            ======
Options exercisable at year
 end........................  3,002             1,607             1,234
                             ======            ======            ======
Weighted average per share
 fair value of options
 granted during the year
 calculated using the Black-
 Scholes option pricing
 model......................           $ 7.48            $14.07            $ 4.59
                                       ======            ======            ======

The following table summarizes significant ranges of outstanding and exercisable options held by directors, officers, and employees as of February 28, 2002:

                                    Options Outstanding            Options Exercisable
                          --------------------------------------- ----------------------
                                                      Weighted               Weighted
                                  Weighted Average    Average                Average
Range of Exercise Prices  Options  Remaining Life  Exercise Price Options Exercise Price
------------------------  ------- ---------------- -------------- ------- --------------
                          (000s)      (Years)                     (000s)
 $7.91 --  $9.51........     552        2.2             8.13         536       8.11
 $9.84 --  $9.98........   2,209        4.6             9.87       1,134       9.87
$10.06 -- $14.28........   1,274        5.2            12.68         556      12.10
$14.55 -- $15.83........   3,627        7.2            15.62         121      15.62
$15.84 -- $18.39........     375        7.0            16.90          42      17.43
$18.69 -- $28.04........     476        7.1            23.01          78      21.80
$28.07 -- $44.19........   2,041        6.2            32.73         535      32.69
                          ------                                   -----
                          10,554        5.9            17.35       3,002      14.66
                          ======                                   =====

Deferred Stock-based Compensation

The Corporation recorded aggregate deferred stock-based compensation of $0, $2,656,000, and $0 in fiscal 2002, 2001, and 2000, respectively. In each year deferred stock-based compensation was recorded in connection with acquisitions made by the Corporation in which stock was issued to principals of the acquired companies, but held in escrow to be released on condition of continued tenure. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

Net Income per Share

On March 1, 2001 the Corporation adopted the recommendations issued by the Canadian Institute of Chartered Accountants with respect to earnings per share (Handbook section 3500). The section specifies the method of calculation, presentation and disclosure for basic and diluted earnings per share. The comparative financial statements have been restated to reflect these changes. The effect of this change was not material in fiscal 2002. Diluted EPS for the years ended February 28, 2001 and February 29, 2000 were restated to $0.68 and $0.62, respectively.

The dilutive effect of stock options is excluded under the requirements of Handbook section 3500 for calculating basic net income per share, but is included in the calculation of diluted net income per share.

The reconciliation of the numerator and denominator for the calculation of net income per share and diluted net income per share is as follows: (000s, except per-share amounts)

                                                         2002    2001    2000
                                                        ------- ------- -------
Basic net Income per Share
 Net income............................................ $14,599 $62,736 $54,542
                                                        ======= ======= =======
 Weighted average number of shares outstanding.........  87,807  87,324  85,972
                                                        ======= ======= =======
 Basic net income per share............................ $  0.17 $  0.72 $  0.63
                                                        ======= ======= =======
Diluted Net Income per Share
 Net income............................................ $14,599 $62,736 $54,542
                                                        ======= ======= =======
 Weighted average number of shares outstanding.........  87,807  87,324  85,972
 Dilutive effect of stock options* and deferred stock-
  based compensation...................................   2,654   4,649   2,128
                                                        ------- ------- -------
 Adjusted weighted average number of shares
  outstanding..........................................  90,461  91,973  88,100
                                                        ======= ======= =======
 Diluted net income per share.......................... $  0.16 $  0.68 $  0.62
                                                        ======= ======= =======

* All anti-dilutive options have been excluded. The average number of anti-dilutive options was 3,327,000, 557,000, and 1,580,000 for fiscal 2002, 2001, and 2000, respectively.

11. Pension Plans

The Corporation operates a Retirement Savings Plan for the parent company and also operates various other defined contribution pension plans for its subsidiaries. The Corporation contributes amounts related to the level of employee contributions for both types of plans.

The pension costs in fiscal 2002, 2001, and 2000 were $4,889,000, $4,248,000, and $3,839,000, respectively.

12. Segmented Information

The Corporation operates in one business segment--computer software solutions. This segment engages in business activities from which it earns license, support, and services revenue, and incurs expenses. Within this business segment, the Corporation develops, markets, and supports two complementary lines of software solutions that are designed to satisfy enterprise-wide business-critical needs. The Corporation's business intelligence software solutions allow customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives. The Corporation's client/server application development tools are designed to increase the productivity of system analysts and developers. Cognos products are distributed both directly and through resellers worldwide.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. The Corporation generally licenses software and provides services subject to terms and conditions consistent with industry standards. Customers may elect to contract with the Corporation for product support, which includes product and documentation enhancements, as well as telephone support, by paying either an annual fee or fees based on usage of support services.

The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation's results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies.

No single customer accounted for 10% or more of the Corporation's revenue during any of the last three fiscal years. In addition, the Corporation is not dependent on any single customer or group of customers, or supplier.

The accounting policies for the segment are the same as those described in the Summary of Significant Accounting Policies. The required financial information for segment profit and segment assets is the same as that presented in the Consolidated Financial Statements. Geographic information is as follows:
($000s)

                                                       2002     2001     2000
                                                     -------- -------- --------
Revenue to external customers*
 U.S.A.............................................. $263,488 $281,907 $204,730
 Canada.............................................   40,979   35,890   30,120
 United Kingdom.....................................   45,759   44,381   44,972
 Europe.............................................  107,278  101,888   77,778
 Asia/Pacific.......................................   33,798   31,586   28,040
                                                     -------- -------- --------
                                                     $491,302 $495,652 $385,640
                                                     ======== ======== ========

* Revenues are attributed to countries based on location of customer

                                                                  2002    2001
                                                                 ------- -------
Fixed assets
 Canada......................................................... $46,813 $55,466
 U.S.A..........................................................   6,508   9,510
 Other countries................................................   5,687   9,232
                                                                 ------- -------
                                                                 $59,008 $74,208
                                                                 ======= =======
Other assets
 Canada......................................................... $17,944 $24,232
 U.S.A..........................................................  11,489  22,548
                                                                 ------- -------
                                                                 $29,433 $46,780
                                                                 ======= =======

13. New Accounting Pronouncements

In June 2001, the Canadian Institute of Chartered Accountants issued new Handbook sections 1581, Business Combinations and 3062, Goodwill and Other Intangible Assets ("the pronouncements"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the pronouncements. Other intangible assets will continue to be amortized over their useful lives.

The Corporation will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2003. Application of the non-amortization provisions of the pronouncements is expected to result in an increase in net income of $4,000,000 ($0.04 per diluted share) for fiscal 2003. The Corporation performed the required impairment tests of goodwill and indefinite-lived intangible assets as of March 1, 2002. The effect of these tests was not material on the earnings and financial position of the Corporation.

In October 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121, and the accounting and reporting provisions of APB 30, for the disposal of a segment of a business. The provisions of SFAS 144 are required to be adopted by March 1, 2002. The Corporation believes that the adoption of SFAS 144 will not have a material effect on the business, results of operations, and financial condition. The principles implied within SFAS 144 are consistent with Canadian GAAP.

14. Litigation

On May 5, 2000, an action was filed in the United States District Court for the Northern District of California against the Corporation and its subsidiary Cognos Corporation by Business Objects S.A., for alleged patent infringement. The complaint alleged that the Corporation's Impromptu product infringes Business Objects' United States Patent No. 5,555,403 entitled "Relational Database Access System using Semantically Dynamic Objects" (the "'403 Patent"). On May 24, 2002, subsequent to the balance sheet date, the Corporation and Business Objects reached an agreement to settle that action. Under the terms of the settlement agreement between the Corporation and Business Objects, Business Objects has agreed to release the Corporation for any infringement of the '403 Patent (and any amendments or related patents) and to effect that release, has granted the Corporation a license under the '403 Patent for the term of that patent or any amendments or related patents. Both parties agreed to release the other from all claims, liabilities, costs or expenses that either party hold against the other, on account of actions taken prior to the effective date. The Corporation and Business Objects have also entered into a covenant not to sue or assert any claim against the other for infringement of any patents for a period of 5 years from the effective date. As consideration for the settlement agreement, the Corporation has agreed to pay Business Objects the sum of $24,000,000 in the following installments: $10,000,0000 on or before June 10, 2002, and $1,750,000 every quarter for the next eight quarters commencing on July 1, 2002. The Corporation has recorded a special charge of $23,231,000, in fiscal 2002, representing the present value of this payment stream discounted using an interest rate of 6%, in accordance with FASB Statement 5 Contingent Liabilities. The after-tax effect of this charge is $16,827,000. The remaining balance of $769,000 represents the interest to be recognized over the payment term. The principal amount is recorded in accrued charges and long-term liabilities on the balance sheet as follows ($000's):

   Accrued charges      $14,861
   Long-term liabilities  8,370

Payments in respect of this settlement are as follows ($000's)

   2003                 $15,250
   2004                   7,000
   2005                   1,750

In addition, the Corporation and its subsidiaries may, from time to time, be involved in other legal proceedings, claims, and litigation that arise in the ordinary course of business which the Corporation believes would not reasonably be expected to have a material adverse effect on the financial condition of the Corporation.

15. Comparative Results

Certain of the prior years' figures have been reclassified in order to conform to the presentation adopted in the current year.

SELECTED CONSOLIDATED FINANCIAL DATA

Five-Year Summary

The following Selected Consolidated Financial Data has been derived from the Corporation's consolidated financial statements, in accordance with Canadian GAAP, that have been audited by Ernst & Young LLP, independent chartered accountants. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related Notes, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

                                     Years Ended the Last Day of February
                             ------------------------------------------------
                               2002      2001      2000      1999      1998
                             --------  --------  --------  --------  --------
                             (US$000s except share amounts, Canadian GAAP)
Statement of Income Data
Revenue..................... $491,302  $495,652  $385,640  $301,125  $244,834
                             --------  --------  --------  --------  --------
Operating expenses
 Cost of product license....    3,609     7,315     5,235     5,738     3,828
 Cost of product support....   16,576    17,820    13,758    11,166     9,694
 Selling, general, and
  administrative............  350,892   327,632   244,827   178,295   143,493
 Research and development...   74,614    67,264    53,548    42,274    33,530
 Investment tax credits.....   (4,784)   (6,690)   (6,207)  (14,880)   (9,432)
 Special charges............   33,440        --        --        --        --
                             --------  --------  --------  --------  --------
Total operating expenses....  474,347   413,341   311,161   222,593   181,113
                             --------  --------  --------  --------  --------
Operating income............   16,955    82,311    74,479    78,532    63,721
Interest expense............     (540)     (786)     (718)     (527)     (481)
Interest income.............    8,922    12,386     7,454     6,430     5,340
                             --------  --------  --------  --------  --------
Income before taxes.........   25,337    93,911    81,215    84,435    68,580
Income tax provision........   10,738    31,175    26,673    26,313    19,638
                             --------  --------  --------  --------  --------
Net income.................. $ 14,599  $ 62,736  $ 54,542  $ 58,122  $ 48,942
                             ========  ========  ========  ========  ========
Net income per share
 Basic...................... $   0.17  $   0.72  $   0.63  $   0.66  $   0.55
 Diluted.................... $   0.16  $   0.68  $   0.62  $   0.65  $   0.53
Weighted average number of
 shares (000s)
 Basic......................   87,807    87,324    85,972    87,416    88,414
 Diluted....................   90,461    91,973    88,100    88,940    91,544
Balance Sheet Data (at end
 of period)
Working capital............. $227,573  $197,673  $166,455  $123,343  $112,846
Total assets................  530,735   511,791   396,098   311,235   246,334
Total debt..................        0        32     2,176     2,612     2,457
Stockholders' equity........  300,555   300,720   224,306   175,196   147,305